EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (to be filed on or about August 30, 2004) pertaining to the 2002 Stock Incentive Plan of Quantum Fuel Systems Technologies Worldwide, Inc., of our report dated June 10, 2004, with respect to the financial statements and schedule of Quantum Fuel Systems Technologies Worldwide, Inc., included in its Annual Report (Form 10-K) for the fiscal year ended April 30, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Long Beach, California

August 25, 2004